Exhibit 99.1

Topgolf Callaway Brands Announces Agreement to Sell Jack Wolfskin to ANTA Sports

(CARLSBAD, Calif.) April 10, 2025 – Topgolf Callaway Brands Corp. (NYSE: MODG) (“Topgolf Callaway Brands” or the “Company”) announced that it has entered into an agreement to sell its Jack Wolfskin business to ANTA Sports for a base price of $290 million in cash, subject to net working capital and other customary adjustments. The transaction is expected to close in the late second quarter or early third quarter of 2025 and is subject to customary closing conditions, including receipt of certain regulatory approvals.

“I am pleased to announce we have reached an agreement to sell the Jack Wolfskin business to ANTA Sports, a global leader in sports apparel and footwear,” commented Chip Brewer, President and CEO of Topgolf Callaway Brands. “This sale will allow us to increase our focus and optimize our resources on our core business. Importantly, the proceeds will further enhance our balance sheet and liquidity, reinforcing our financial flexibility ahead of our planned separation of Topgolf from our core operations. We believe ANTA Sports will be a good steward of the iconic Jack Wolfskin brand and we thank our Jack Wolfskin employees who have worked diligently to right-size this business and prepare it for this next chapter.”

Although the Company is not updating its financial guidance at this time, embedded in its February 24, 2025 full year guidance was an estimate for its Jack Wolfskin business of approximately Euro 325 million in revenue and Euro 12 million of Adjusted EBITDA. Given the typical seasonality of the Jack Wolfskin business, this full year estimate is comprised of approximately (a) Euro 115 million in revenue and a loss of Euro 18 million of Adjusted EBITDA for the first half of 2025 and (b) Euro 210 million in revenue and Euro 30 million of Adjusted EBITDA in the second half of 2025.

Advisors

Goldman Sachs is serving as the Company’s financial advisor and Latham & Watkins LLP is its legal advisor.

About Topgolf Callaway Brands Corp.

Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Odyssey and OGIO and Jack Wolfskin. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor/Media Contact

Katina Metzidakis

invrelations@tcbrands.com

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the proposed sale of Jack Wolfskin, the timing and expected proceeds thereof, the satisfaction of closing conditions, our balance sheet, liquidity and financial flexibility after completing the sale of Jack Wolfskin, expected financial results of the Company and Jack Wolfskin, including revenues and Adjusted EBITDA, the planned separation of Topgolf from our core operations, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including the risk that the Jack Wolfskin transaction may not close on the terms or timing described herein, or at all; our ability to successfully execute our other planned and potential transactions, including our planned separation of Topgolf, and the potential to realize the expected benefits of such transactions on the expected timeframes or at all; and our ability to satisfy the closing conditions to complete the Jack Wolfskin transaction or the planned Topgolf separation on a timely basis, or at all. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Information

The Company provides Adjusted EBITDA to assist with period-over-period comparisons on a consistent and comparable basis. Adjusted EBITDA is a non-GAAP financial measure within the meaning set forth in Regulation G and should not be considered as a substitute for any measure derived in accordance with GAAP. For forward-looking Adjusted EBITDA, a reconciliation to net income, the most directly comparable GAAP measure, is not provided because the Company is unable to provide such a reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future, but would not impact Adjusted EBITDA. These items may include, among other things, certain non-cash depreciation and amortization, which fluctuates, based on the Company’s level of capital expenditures; interest expense, which varies based upon the amount of borrowing to fund the Jack Wolfskin business; and income taxes, which can fluctuate based on changes in forecast, transfer pricing and level of income.